Exhibit 10.6

March 19, 2016

Gail Brown, MD

Re: Employment Offer; Employment Agreement

Dear Gail:

On behalf of ARMO BioSciences (the “Company”), I am very excited to offer you the position of Chief Medical Officer (CMO). Speaking for myself, as well as the Company’s Board of Directors (the “Board”), we are looking forward to work with you and to the skills you will bring to the Company. We believe that with your background, you will make significant contributions to the success of the Company.

If you accept this offer and the conditions of this offer are satisfied, this letter will become the Employment Agreement between you and the Company.

1.    Position. You will be employed as the CMO of the Company, working out of the Company’s offices located in Redwood City. As CMO you will report directly to the Chief Executive Officer (CEO) and you shall be responsible for the establishment of a highly competitive team and supervise all activities related to clinical development at the Company. As the Company grows, your responsibilities may change. You are expected to present work related to your responsibilities as CMO to the Board of Directors. While employed by the Company you will not actively engage in any other employment, occupation, consulting or business activity but will devote your best efforts and full business time to the Company.

2.    Cash Compensation.

a.    Base Salary. As CMO, you will earn a monthly salary in the gross amount of $33,333, which is equivalent to $400,000 on an annualized basis. Your salary will be payable pursuant to the Company’s regular payroll schedule (or in the same manner as other officers of the Company), and will be subject to tax and other required withholdings.

b.    Bonus. In addition, you will be eligible to earn an annual bonus up to 30% of the amount of base salary actually paid to you during that calendar year. The precise amount of the bonus will be determined by the Board, based on the extent to which the Company meets minimum and exceeds minimum performance-related goals proposed by management and approved by the Board for the Company’s fiscal year ending December 31. The annual bonus, if any, will be payable as soon as reasonably practicable in the following calendar year, but only if you are employed by the Company at the time of payment.

3.    Equity.

a.    Initial Option. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 525,234 shares of Common Stock (the (“Initial Option”). The exercise price per share will be determined by the Board of Directors when the Initial Option is granted. The shares will vest and become exercisable, contingent on your continued employment with the Company on each respective vesting date, over a period of 4 years as follows: the shares will vest on a monthly schedule of 1/48 of the total number of shares of the Initial Option upon your completion of each month of employment. The Initial Option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s Stock Option Plan and standard Stock Option Agreement. The Initial Option will have the same double trigger acceleration terms provided in the restricted stock that you currently hold.

The terms of the Company’s Stock Option Plan will provide you the opportunity to exercise option grants before shares are vested, in exchange for restricted stock subject to repurchase rights. You should consult your tax advisor about the tax consequences and appropriate elections of such an exercise.

b.    Other Option Awards. During your employment with the Company, you will be eligible for additional option awards, as may be determined in the sole discretion of the Board of Directors.

4.    Benefits. You will be eligible for the employee benefits and to participate in the employee benefit plans, including paid vacation time and medical and dental insurance, that the Company generally makes available to its regular full-time employees pursuant to the terms and condition of the applicable benefit policy or benefit plan as may exist from time-to-time.

5.    Introductory Period; At-Will Employment. The first six months of your employment is set as an introductory period to give both you and the Company an opportunity to evaluate each other. You and the Company will have a chance to determine your ability and interest in the job. It is also a time to decide whether you are suited to your work and our Company. Your employment with the Company is and shall at all times during your employment hereunder, including during the “introductory period,” be “at-will” employment. Your employment with the Company may be terminated by you or the Company at any time, with or without cause or advance notice. The “at-will” nature of your employment shall remain unchanged while you are an employee of the Company, and may only be changed by an express written agreement that is signed by you and by the CEO.

6.    Termination of Employment.

a.    If you resign your employment with the Company or if the Company terminates your employment for Cause, at any time, you will receive your base salary, as well as any accrued but unused vacation (if applicable), earned through the effective resignation or termination date, and no additional compensation or benefits shall be due.

b.    If the Company terminates your employment for any reason, other than for Cause and a Separation occurs:

(1)    The Company will give you written notice of termination, your base salary well as any accrued but unused vacation (if applicable) earned through the effective termination date.

(2)    You will be eligible to receive “severance” from the Company, consisting of; continuation of your base salary for 3 months after the effective termination date, payable in accordance with the Company’s regular payroll schedule. The salary continuation payments will begin within 30 days after the release deadline specified below, and, once they commence, will be retroactive to your Separation.

(3)    This “severance” shall be conditioned on: (i) you signing and not revoking a general release of any and all claims, known and unknown, in a form provided by the Company, and (ii) your return to the Company of all of its property and confidential information that is in your possession, custody or control. You must execute and return the release on or before the date specified by the Company in the prescribed form, which will in no event be later than 60 days after your Separation. If you fail to return the release on or before the release deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 6(b) or in Section 7(a).

c.    For all purposes under this Agreement, a termination for “Cause” shall mean a determination by the Board that your employment be terminated for any of the following reasons: (i) failure or refusal to comply in any material respect with lawful policies, standards or regulations of Company; (ii) a violation of a federal or state law or regulation applicable to the business of the Company; (iii) conviction or plea of no contest to a felony under the laws of the United States or any State; (iv) fraud or misappropriation of property belonging to the Company or its affiliates; (v) a breach in any material respect of the terms of any confidentiality, invention assignment or proprietary information agreement with the Company or with a former employer; (vi) your failure to perform your material duties after having received written notice of such failure and at least thirty (30) days to cure such failure; or (vii) your misconduct or gross negligence in connection with the performance of your duties. For all purposes under this Agreement, a “Separation” shall mean a “separation from service” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

d.    For purposes of Section 409A of the Code, each salary continuation payment under Sections 6(b) or 7(a), as applicable, is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Section 6(b) or 7(a), to the extent that they are subject to Section 409A of the Code, will commence during the seventh month after your Separation and (ii) the installments that otherwise would have been paid during the first six months after your Separation will be paid in a lump sum when the salary continuation payments commence.

7.    Conditions. This offer and employment with the Company is conditioned on the following:

a.    As required by federal law, your completion of the INS Form 1-9 and production of satisfactory documentary evidence of your identity and right to work in the United States.

b.    Your signature agreement, without modification, to the Company’s standard form of employee confidentiality/proprietary/trade secret and inventions assignment agreement, a copy of which is enclosed (“Employee Confidentiality Agreement”).

c.    Your signature agreement, without modification, to this offer on or before April 16, 2013, after which time this offer automatically will expire if not accepted.

8.    No Inconsistent Obligations or Agreements. By accepting this offer of employment, you represent and warrant to the Company as follows:

a.    You are not subject to any obligations or commitments, whether contractual or otherwise, that would preclude or otherwise interfere with your ability to meet your obligations under this Agreement or that would infringe upon or violate the right of any other person or entity.

b.    You shall not use or disclose, in connection with your employment by the Company, any confidential/proprietary/trade secret information or intellectual property in which you or any other person or entity.

c.    You shall not bring onto any Company premises, any property or material relating to any prior employer, or to any person or entity to whom you previously provided services in any capacity.

d.    You are not relying on any negotiations, representations or agreements (oral or written) that may previously been made to you about employment with the Company that is not expressly written in this Agreement

9.    Dispute Resolution. In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination for age, sex, race, national origin, disability or other discrimination or harassment), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in San Mateo County, California. You and the Company hereby waive your respective rights to have any such disputes or claims tried to a judge or jury; provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the actual or alleged misuse or misappropriation of the Company’s property, including, but not limited to, its trade secrets or proprietary information.

10.    Complete Agreement. This letter, together with the Employee Confidentiality Agreement, sets forth the entire understand and agreement between you and the Company regarding the terms and condition of your employment with Company and it cancels, supersedes and replaces any and all prior and contemporaneous representations or agreements, whether written or oral. This Agreement cannot be changed, except by another written agreement, signed by you and by the CEO of the Company.

Gail, we are all delighted to be able to extend this offer and look forward to working with you. To indicate your acceptance of this offer, please sign and date this letter the space provided below, sign the enclosed Employee Confidentiality Agreement, and return both documents to me no later than close of business on March 23, 2016. A duplicate original of each document is enclosed for your records.

The start date of your employment at the Company is April 11, 2016. Please discuss with the CEO in case this date is not feasible.

Sincerely,

/s/ Peter Van Vlasselaer, Ph.D.
Peter Van Vlasselaer, Ph.D.
President and CEO
ARMO BioSciences

Agreed and Accepted March 21, 2016

/s/ Gail Brown, MD
Gail Brown, MD

EMPLOYMENT, CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

As a condition of my employment with ARMO BioSciences, Inc. (“Company”), and in consideration of my employment with Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following:

1.    At-Will Employment. I understand and acknowledge that my employment with Company is for an unspecified duration and constitutes “at-will” employment. I acknowledge that this employment relationship may be terminated at any time, with or without cause, at the option of either Company or me, with or without notice.

2.    Confidential Information.

a.    Company and Third Party Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of Company, or to disclose to any person, firm or corporation without written authorization of an officer of Company, any Confidential Information of Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research and product plans, products, services, customer lists and customers, markets, developments, inventions, processes, formulas, technology, marketing, finances or other business information disclosed to me by Company either directly or indirectly in writing, orally or otherwise. I recognize that Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes, and I understand that such information is also Confidential Information. I further understand that Confidential Information does not include any of the foregoing items that has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

b.    Former Employer Information. I agree that I will not, during my employment with Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

3.    Inventions.

a.    Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets that were made by me prior to my employment with Company (collectively referred to as “Prior Inventions”), that belong to me, that relate to Company’s proposed business, products or research and development, and that are not assigned to Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, Company is hereby granted and will have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license, with the right to grant sublicenses, to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

b.    Assignment of Inventions. I agree that I will promptly make full written disclosure to Company, and will hold in trust for the sole right and benefit of Company, and hereby assign to Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under patent, copyright or similar laws, that I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of Company (collectively referred to as “Inventions”), except as provided in Section 3(e) below.

c.    Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by Company. The records will be available to and remain the sole property of Company at all times.

d.    Patent and Copyright Registrations. I agree to assist Company, or its designee, at Company’s expense, in every way to secure Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including disclosing to Company all pertinent information and data with respect thereto, and executing all applications, specifications, oaths, assignments and all other instruments that Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers will continue after the termination of this Agreement. If Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to Company as above, then I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

e.    Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to Company do not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and that are not otherwise disclosed on Exhibit A.

4.    Conflicting Employment. I agree that, during the term of my employment with Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to Company.

5.    Returning Company Documents. I agree that, at the time of leaving the employ of Company, I will deliver to Company (and will not keep in my possession, recreate or deliver to anyone else) any and all documents or property, or reproductions of any such documents or property, developed by me pursuant to my employment with Company or otherwise belonging to Company, its successors or assigns.

6.    Solicitation of Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with Company for any reason, whether with or without cause, I will not either directly or indirectly solicit, induce, recruit or encourage any of Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.

7.    Representations. I agree to execute any proper oath or verify any proper document requested by Company to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict with the terms of this Agreement.

8.    Arbitration and Equitable Relief.

a.    Arbitration. Except as provided in Section 8(b) below, I agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, will be settled by arbitration to be held in __________, __________, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. Company and I will each pay one-half of the costs and expenses of such arbitration, and each of us will separately pay our counsel fees and expenses.

b.    Equitable Remedies. I agree that it would be impossible or inadequate to measure and calculate Company’s damages from any breach of the covenants set forth in Sections 2, 3, and 5 herein. Accordingly, I agree that if I breach any of such Sections, Company will have, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security will be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance. I hereby further consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed there against me by Company arising from or relating to this Agreement.

9.    General Provisions.

a.    Governing Law. This Agreement will be governed by, and construed and interpreted in accordance with and under, the laws of the State of California, without reference to choice of laws or conflicts of laws principles.

b.    Entire Agreement. This Agreement sets forth the entire agreement and understanding between Company and me relating to the subject matter hereof and merges all prior and contemporaneous discussions between us. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

c.    Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

d.    Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of Company, its successors, and its assigns.

Date: March 21, 2016
Signature

/s/ Gail Brown
Gail Brown

ARMO Biosciences, Inc.

/s/ Peter Van Vlasselaer
Signature
Print Name: Peter Van Vlasselaer
Title: President & Chief Executive Officer